Exhibit 2

                              CONFIRMING STATEMENT

   This Statement confirms that the undersigned, Floyd D. Gottwald, Jr., has authorized and designated J. Judson Williams II to execute and file on the undersigned's behalf all Schedules 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Albemarle Corporation. The authority of J. Judson Williams II under this Statement shall continue until the undersigned is no longer required to file Schedules 13D (or any amendments thereto) with regard to the undersigned's ownership of or transactions in securities of Albemarle Corporation, unless earlier revoked in writing. The undersigned acknowledges that J. Judson Williams II is not assuming any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.


Date: November  4, 1998                            /s/ Floyd D. Gottwald, Jr.
                                                   ---------------------------
                                                   Floyd D. Gottwald, Jr.